Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. REPORTS STRONG FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2005

Huntington Beach, CA – April 27, 2005—BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported revenues and net income for the first fiscal quarter of 2005 ended April 3, 2005.

Highlights for the first quarter, compared to the same quarter last year, were as follows:

•	Revenues increased 29% to $37.4 million

•	Comparable restaurant sales increased 2.8%

•	Net income increased 21% to $1.7 million and diluted net income per share increased to $0.08, excluding a gain of $1.7 million in the same quarter last year from the disposal of the Pietro’s concept previously operated by the Company

“Our management team was very pleased with our financial results for the first quarter,” said Jerry Deitchle, President and CEO. “Despite near-record rainfall in California, where approximately two-thirds of our restaurants are currently located, our comparable restaurant sales increased a solid 2.8% during the quarter, successfully hurdling a 7.7% increase for the same quarter last year. Additionally, our average weekly sales for all restaurants increased approximately 11% during the quarter, after adjusting for the three disposed Pietro’s restaurants in the same quarter last year. Our newer restaurants continue to achieve very strong sales volumes during their grand-opening “honeymoon” periods, and we believe these restaurants have a solid opportunity to eventually settle in with sustainable sales volumes in excess of our current average.”

“Yesterday, we opened our 38th restaurant in Roseville, California (a suburb of Sacramento) and achieved strong first-day sales. We remain solidly on track to open a total of eight or more new restaurants during fiscal 2005. Our growth plan will remain carefully controlled to facilitate the consistent, high-quality performance of our new restaurants over the longer term. The $42 million equity offering that we successfully completed last month effectively primed our capital pipeline for the foreseeable future, and our real estate pipeline is currently in solid shape well into fiscal 2006. We remain very excited about our future growth prospects.”

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 27, 2005, at 2:00 p.m. (Pacific). The number to dial for this teleconference is (888) 424-5801. A replay of the conference call will be available through April 29, 2005 by dialing (877) 519-4471 and entering passcode 5994594.

The Company will also provide an on-line Internet simulcast, as well as a replay, of the conference call. The link to the simulcast and rebroadcast can be found on the Company’s website at www.bjsrestaurants.com. The rebroadcast will be available following the live broadcast and continue for 30 days.

BJ’s Restaurants, Inc. currently owns and operates 38 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates eleven microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (27), Texas (5), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 27 of our current 38 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, and (xx) other general economic and regulatory conditions and requirements.

Further information concerning the Company’s results of operations for first quarter 2005 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 13, 2005.

In addition, the following supplemental information is provided to investors to help gauge the Company’s performance and is not indicative of future results.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.

Selected Unaudited Consolidated Financial Data

(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended
	April 3, 2005		March 28, 2004
Statement of Income Data:
Revenues	$37,393	100.0%	$28,977	100.0%

Costs and expenses:
Cost of sales	9,835	26.3	7,409	25.6
Labor and benefits	13,389	35.8	10,576	36.5
Occupancy	2,534	6.8	2,230	7.7
Operating expenses	4,064	10.9	3,093	10.7
General and administrative	2,901	7.8	2,520	8.7
Depreciation and amortization	1,405	3.8	1,158	4.0
Restaurant opening expense	966	2.6	239	0.8
Gain from sale of Pietro’s restaurants	—	—	(1,658)	(5.7)

Total cost and expenses	35,094	94.0	25,567	88.3

Income from operations	2,299	6.0	3,410	11.7

Other income:
Interest income, net	101	0.3	103	0.4
Other income, net	50	0.1	85	0.3

Total other income	151	0.4	188	0.7

Income before income tax expense	2,450	6.4	3,598	12.4

Income tax expense	784	2.1	1,222	4.2

Net income	$1,666	4.3%	$2,376	8.2%

Net income per share:
Basic	$0.08		$0.12

Diluted	$0.08		$0.12
Weighted average number of shares outstanding:
Basic	20,510		19,425

Diluted	21,666		20,518

Selected Consolidated Balance Sheet Information

(Dollars in thousands)

	April 3, 2005 (unaudited)	January 2, 2005
Balance Sheet Data (end of period):
Cash, cash equivalents and short-term investments	$51,986	$19,541
Total assets	$141,354	$100,866
Total long-term debt, including current portion	$—	$—
Shareholders’ equity	$121,045	$78,780

Reconciliation of Non-GAAP Financial Measures

The following net income and earnings per share calculations before the gain on sale of Pietro’s restaurants have not been calculated in accordance with U.S. generally accepted accounting principles. We believe that the presentation of net income and earnings per share before the gain on sale of Pietro’s restaurants provides a useful analysis of our ongoing operating trends and helps investors compare operating performance period to period.

(Unaudited, in thousands except per share data)

	For the Thirteen Weeks Ended
	April 3, 2005	March 28, 2004
Statement of Operations Data:
Net income, as reported	$1,666	$2,376
Gain from sale of Pietro’s restaurants	—	(1,658)
Tax impact related to gain from sale of Pietro’s restaurants	—	655	(1)

Net income, excluding gain from sale of Pietro’s restaurants	$1,666	$1,373

Basic net income per share:
Net income per share, as reported	$0.08	$0.12
Gain from sale of Pietro’s restaurants	—	(0.08)
Tax impact related to gain from sale of Pietro’s restaurants	—	0.03	(1)

Net income per share, excluding gain from sale of Pietro’s restaurants	$0.08	$0.07

Diluted net income per share:
Net income per share, as reported	$0.08	$0.12
Gain from sale of Pietro’s restaurants	—	(0.08)
Tax impact related to gain from sale of Pietro’s restaurants	—	0.03	(1)

Net income per share, excluding gain from sale of Pietro’s restaurants	$0.08	$0.07

(1)	Reflects a 39.5% tax rate